Exhibit 5.1




                                  June 3, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Fiberstars, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

         As counsel to Fiberstars, Inc., a California corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 500,000 shares of the Company's Common Stock, $0.0001 par value, which may be issued pursuant to the exercise of options granted under the Fiberstars, Inc. 1994 Stock Option Plan (the "Plan").

         We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         Based on such examination, we are of the opinion that the 500,000 shares of Common Stock which may be issued upon the exercise of options granted under the Plan are duly authorized shares of the Company's Common Stock, and, when issued against payment of the purchase price therefor in accordance with the provisions of the Plans, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                                              Respectfully submitted,


                                              /s/ GRAY CARY WARE & FREIDENRICH


                                              GRAY CARY WARE & FREIDENRICH
                                              A Professional Corporation



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